Filed Pursuant to Rule 433

Registration Statement No. 333-249625

January 6, 2022

GENUINE PARTS COMPANY

Pricing Term Sheet

$500,000,000 1.750% Senior Notes due 2025

$500,000,000 2.750% Senior Notes due 2032

This pricing term sheet to the preliminary prospectus supplement dated January 6, 2022 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the Securities. The information in this pricing term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Terms Applicable to the Securities

Issuer:	Genuine Parts Company

Security Type:	Senior Unsecured Fixed Rate Notes

Offering Format:	SEC-registered

Aggregate Principal Amount:	$1,000,000,000

Trade Date:	January 6, 2022

Ratings (Moody’s / S&P)*:	Baa1 (stable) / BBB (stable)

Settlement Date:	January 10, 2022 (T+2)

Terms Applicable to the 2025 Notes

Securities:	1.750% Senior Notes due 2025

Aggregate Principal Amount:	$500,000,000

Stated Maturity:	February 1, 2025

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2022

Coupon:	1.750%

Benchmark Treasury:	UST 1.000% due December 15, 2024

Benchmark Treasury Price / Yield:	99-183/4 / 1.144%

Spread to Benchmark Treasury:	+ 70 bps

Yield to Maturity:	1.844%

Price to Public:	99.721% of face amount

Optional Redemption:

Make-whole call:

Prior to February 1, 2023, the issuer may at its option redeem all or a portion of the 2025 Notes at a redemption price equal to the greater of:

•  the (a) sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2025 Notes matured on February 1, 2023) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus (x) 15 basis points less (b) interest accrued to the date of redemption, and

•  100% of the principal amount of the 2025 Notes to be redeemed plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Par call:	In addition, on or after February 1, 2023, the issuer may redeem the 2025 Notes in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	372460 AB1 / US372460AB11

Joint Book-Running Managers:	J.P. Morgan Securities LLC Truist Securities, Inc. BofA Securities, Inc. PNC Capital Markets LLC

Senior Co-Managers:	MUFG Securities Americas Inc. Santander Investment Securities Inc. Wells Fargo Securities, LLC

Co-Managers:	TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Terms Applicable to the 2032 Notes

Securities:	2.750% Senior Notes due 2032

Aggregate Principal Amount:	$500,000,000

Stated Maturity:	February 1, 2032

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2022

Coupon:	2.750%

Benchmark Treasury:	UST 1.375% due November 15, 2031

Benchmark Treasury Price / Yield:	96-23+/ 1.737%

Spread to Benchmark Treasury:	+ 115 bps

Yield to Maturity:	2.887%

Price to Public:	98.810% of face amount

Optional Redemption:

Make-whole call:

Prior to November 1, 2031 (three months prior to the maturity date of the 2032 Notes), the issuer may at its option redeem all or a portion of the 2032 Notes at a redemption price equal to the greater of:

•  the (a) sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on November 1, 2031) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus (x) 20 basis points less (b) interest accrued to the date of redemption, and

•  100% of the principal amount of the 2032 Notes to be redeemed plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Par call:	In addition, on or after November 1, 2031 (three months prior to the maturity date of the 2032 Notes), the issuer may redeem the 2032 Notes in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	372460 AC9 / US372460AC93

Joint Book-Running Managers:	J.P. Morgan Securities LLC Truist Securities, Inc. BofA Securities, Inc. PNC Capital Markets LLC

Senior Co-Managers:	MUFG Securities Americas Inc. Santander Investment Securities Inc. Wells Fargo Securities, LLC

Co-Managers:	TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at +1 (866) 803-9204 or Truist Securities, Inc. at +1 (800) 685-4786.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

4